                                                                     EXHIBIT 5.1



                               PALMER & DODGE LLP
                   111 Huntington Avenue at Prudential Center
                        Boston, Massachusetts 02199-7613




                                   May 10, 2002


MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, VA 20190

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by MAXIMUS, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 1,500,000 shares (the "Shares") of the Company's Common Stock, no par value, offered pursuant to the provisions of the Company's 1997 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                    Very truly yours,

                                                    /s/ Palmer & Dodge LLP

                                                    PALMER & DODGE LLP















             Main 617.239.0100 Fax 617.227.4420 www.palmerdodge.com